Exhibit 4.39

This Second Supplemental Deed of Assignment is made on October 11, 2004 between:

(1)	ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of the Republic of China (the “Vendor”); and

(2)	ChipMOS TECHNOLOGIES (Bermuda) LTD., a company organized under the laws of Bermuda (the “Purchaser”).

Whereas

(A)	The Vendor and the Purchaser have entered into the Deed of Assignment dated as of December 17, 2003 (the “Deed of Assignment”), pursuant to which the Vendor assigned to the Purchaser its entire interest in the Note.

(B)	The Vender and the Purchaser have entered into the Supplemental Deed of Assignment Agreement dated as of May 14, 2004 (the “First Supplemental Deed of Assignment”).

(C)	This Second Supplemental Deed of Assignment is supplemental to the Deed of Assignment and the First Supplemental Deed of Assignment.

NOW, THEREFORE, it is agreed by the parties hereto as follows:

1	Definitions

Capitalised terms used in this Second Supplemental Deed of Assignment but not defined herein shall have the meanings given to them in the Deed of Assignment.

2	Incorporation by Reference

Except as otherwise provided herein, the terms of the Deed of Assignment shall apply to this Second Supplemental Deed of Assignment as if they were set out herein and the Deed of Assignment shall be read and construed as one document with this Second Supplemental Deed of Assignment.

3	Amendment to Deed of Assignment

Article 2 of the Deed of Assignment shall be deleted and replaced with the following:

“The Purchase Price shall be paid in full no later than December 30, 2004 to the Vendor through wire transfer to the bank account as designated by the Vendor. Both Parties acknowledge that the Purchaser had paid USD$7,894,249.93 in July 2004 and the remaining balance of the Purchase Price as of September 30, 2004 is USD$8,700,000.”

IN WITNESS WHEREOF, this Second Supplemental Deed of Assignment has been executed as of the day and year first above set forth.

ChipMOS TECHNOLOGIES INC.

By:	/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman & CEO